EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

 I, Matthew D. Fransen, certify that:

(a) A review of Appalachian Power Company’s (the “Servicer”) activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Servicing Agreement dated as of November 6, 2013 between Appalachian Consumer Rate Relief Funding LLC, as the Issuing Entity, and the Servicer (the "Servicing Agreement") has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

 Date: March 28, 2025

/s/ Matthew D. Fransen
Name: Matthew D. Fransen
Title: Treasurer and Senior Officer in Charge of
the Servicing Function, Appalachian Power Company, as Servicer